Exhibit 5.2

March 20, 2023

Mercedes-Benz Trust Leasing LLC
Mercedes-Benz Vehicle Trust

Re:	Mercedes-Benz Vehicle Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to Mercedes-Benz Vehicle Trust, a Delaware statutory trust (the “Trust”), in connection with the transactions contemplated by the Trust Agreement, dated as of March 15, 2022, between BNY Mellon Trust of Delaware (“BNYMDE”), as trustee, and  Mercedes-Benz Trust Holdings LLC, a Delaware limited liability company (“MB Trust Holdings”), as amended and restated by the Amended and Restated Trust Agreement, dated as of January 31, 2023 (as so amended and restated, the “Trust Agreement”), among Mercedes-Benz Financial Services USA LLC, a Delaware limited liability company (“MBFS USA”), as titling trust administrator, MB Trust Holdings, as initial beneficiary, and BNYMDE, as trustee.  This opinion is being delivered pursuant to your request.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in, or by reference in, the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Trust Agreement;

(b)          The Collateral Agency Agreement;

(c)         The form of Exchange Note Supplement among the Trust, as borrower, MBFS USA, as lender and servicer, U.S. Bank Trust National Association, a national banking association, as administrative agent, Daimler Title Co., a Delaware corporation, as collateral agent, and the indenture trustee named therein (the "Exchange Note Supplement"), attached as an exhibit to the post-effective amendment to the Form SF-3 Registration Statement filed by Mercedes-Benz Trust Leasing LLC and the Trust with the Securities and Exchange Commission (the "Registration Statement");

(d)          The form of Exchange Note to be made by the Trust, as borrower, to MBFS USA, as Exchange Noteholder (the "Exchange Note"), as attached to the Exchange Note Supplement;

Mercedes-Benz Trust Leasing LLC
Mercedes-Benz Vehicle Trust
March 20, 2023

(e)          A certified copy of the certificate of trust (the “Certificate of Trust”) of the Trust, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 15, 2022 and the certificate of merger filed by the Trust, which was filed with the Secretary of State on January 31, 2023, relating to the merger of Daimler Trust into the Trust (the “Merger”); and

(f)          A Certificate of Good Standing for the Trust, dated March 20, 2023, obtained from the Secretary of State.

For purposes of this opinion, we have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information expressly set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

1.           The Trust has been duly formed and is validly existing as a statutory trust and is in good standing under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the "Act").  Upon execution and delivery of an instruction letter pursuant to the terms of the Trust Agreement, the Trust will have the power and authority under the Trust Agreement and the Act to execute, deliver and perform its obligations under the Exchange Note and the Exchange Note will be duly authorized by the Trust.

2.           When the Exchange Note has been duly authorized by all necessary corporate action and trust action and has been duly executed and delivered against payment therefor as described in the Exchange Note Supplement and the Registration Statement, it will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust, in accordance with its terms.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A.          We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws and rules and regulations relating thereto, or (ii) state tax, insurance, securities or blue sky laws.

Mercedes-Benz Trust Leasing LLC
Mercedes-Benz Vehicle Trust
March 20, 2023

B.          We have assumed (i) except to the extent provided in paragraph 1 above, the due organization, formation or creation, as the case may be, and the valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 1 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each party has duly authorized, executed and delivered the documents examined by us, (v) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (vi) that each party has complied and will comply with all of the obligations and has satisfied and will satisfy all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us, (vii) that all conditions to the Merger have been satisfied and the Merger was validly consummated, (viii) that the Collateral Agency Agreement is in full force and effect and constitutes a legal, valid and binding obligation of the Trust, enforceable against the Trust, in accordance with its terms, (ix) that the application of Delaware law to the Exchange Note would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) that (A) would be the jurisdiction of applicable law in the absence of an effective choice of law, and (B) has a materially greater interest than the State of Delaware in the determination of a particular issue relating to the Exchange Note, (x) that the transactions described in, and relating to, the Exchange Note have a substantial, reasonable and material relationship with the State of Delaware, and (xi) that any rate of interest set forth in the Exchange Note is not greatly in excess of the rate permitted by the general law of the jurisdiction that has the most significant relationship to the transactions contemplated by the Exchange Note.

C.          The foregoing opinion regarding enforceability is subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification, exculpation or contribution, and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

D.          We express no opinion with respect to (i) provisions of a document reviewed by us to the extent that such provisions purport to bind a person or entity that is not a party to such document, (ii) transfer restrictions in a document reviewed by us to the extent that a transfer occurs by operation of law, (iii) the enforceability of any provision in the Exchange Note purporting to prohibit, restrict or condition the assignment of the Exchange Note, to the extent that any such provision may be limited by the operation of Sections 9‑401, 9‑406 or 9‑408 of the Uniform Commercial Code as in effect in the State of Delaware (the "Delaware UCC"), (iv) any provision of the Exchange Note that permits, by implication or otherwise, the collection of attorneys' fees in excess of the limitation of 10 Del. C. § 3912, which statutory limitation permits reasonable attorneys' fees not to exceed twenty percent (20%) of the amounts adjudged as principal and interest, (v) purported waivers of any statutory or other rights, court rules and defenses to obligations where such waivers (A) are against public policy or (B) constitute waivers of rights which by law, regulation or judicial decision may not otherwise be waived, (vi) any right or obligation to the extent that the same may be varied by course of dealing or performance, (vii) purported disclaimers of notice or warranties to the extent the same may not be disclaimed by applicable law or public policy, or (viii) whether the Exchange Note is a "security" as defined in Section 8-102(a)(15) of the Delaware UCC.

Mercedes-Benz Trust Leasing LLC
Mercedes-Benz Vehicle Trust
March 20, 2023

E.          With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform with the original copies of those documents, (iv) the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions expressed herein, and (v) in connection with the documents of which we have received a form, that all blanks contained in such documents have been or will be properly and appropriately completed, and optional provisions included in such documents have been properly and appropriately selected, which facts we have not independently verified.

F.          Notwithstanding any provision in the Trust Agreement or the Exchange Note to the contrary, we note that upon the occurrence of an event of dissolution of the Trust or a series thereof, the Trust cannot make any payments or distributions to the beneficial owners of the Trust or applicable series thereof until creditors’ claims are either paid in full or reasonable provision for payment thereof has been made.

G.          With respect to the Trust Agreement, we express no opinion as to the validity or enforceability of provisions that purport to restrict any right that a party may have to apply for a judicial dissolution of the Trust.

H.          We have not participated in the preparation of any offering materials with respect to the Trust and assume no responsibility for their contents.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  We hereby consent to the use of our name under the heading "Legal Opinions" in the Prospectus forming a part of the Registration Statement.  In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/Richards, Layton & Finger, P.A.

TJH/SXL